UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 15, 2006

LEAPFROG ENTERPRISES, INC.

(Exact name of registrant as specified in its chapter)

Delaware	1-31396	95-4652013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6401 Hollis Street, Suite 150 Emeryville, California	94608-1071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 420-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 15, 2006, in connection with the resignation of Jerome J. Perez reported below, we entered into a Separation and Consulting Agreement with Mr. Perez that modifies and supplements the Employment Agreement between LeapFrog Enterprises, Inc and Mr. Perez, dated as of February 10, 2004.

In the Separation and Consulting Agreement the following material modifications are made to the terms set forth in the Employment Agreement:

•	LeapFrog waives the requirement set forth in the Employment Agreement that Mr. Perez provide us with thirty days notice of his resignation as the President of LeapFrog Enterprises, Inc., and LeapFrog and Mr. Perez agree that effective as of February 15, 2006, Mr. Perez resigns for “Good Reason” from that position and also resigns from his position as a director of LeapFrog.

•	Mr. Perez will not receive the monthly consulting fee provided for in the Employment Agreement for the first six months after his resignation, but rather will receive, provided that certain criteria are met, a lump-sum payment in an equal amount on the six-month anniversary of his resignation. A similar six-month deferral will apply to the reimbursement of premiums for continued health coverage provided for in the Employment Agreement. Thereafter, Mr. Perez will receive consulting fees and health insurance premium reimbursement on a monthly basis as set forth in his Employment Agreement.

•	Mr. Perez waives his right to continue to vest in stock options covering 47,500 shares of LeapFrog Class A Common Stock granted to him in August 2005 with a strike price of $12.47 per share.

Other than the above-described agreements and Mr. Perez’s outstanding equity awards, there is no material relationship between Mr. Perez and LeapFrog.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 15, 2006, Jerome J. Perez resigned his positions as President and a member of the board of directors of LeapFrog Enterprises, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeapFrog Enterprises, Inc. (Registrant)

Date: February 17, 2006	By:	/S/ THOMAS J. KALINSKE
Thomas J. Kalinske
Chief Executive Officer